Exhibit 99.1

PART II

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis of financial condition and results of operations is intended to assist in understanding and assessing the trends and significant changes in our results of operations and financial condition. Our historical results may not indicate, and should not be relied upon as an indication of, our future performance. Our forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by these statements. See Item 1. “Business—Forward-Looking Statements” for a discussion of risks associated with reliance on forward-looking statements. Factors that may cause differences between actual results and those contemplated by forward-looking statements include, but are not limited to, those discussed below and elsewhere in this Annual Report on Form 10-K, particularly in Item 1A. “Risk Factors.” Management’s discussion and analysis of financial condition and results of operations should be read in conjunction with Item 6.” Selected Financial Data” and our consolidated financial statements and the notes to those statements included elsewhere in this Annual Report on Form 10-K.

Reorganization and Basis of Presentation

On May 31, 2010 we adopted “fresh-start” accounting and became a new entity for financial reporting purposes as of June 1, 2010. Accordingly, the consolidated financial statements for the reporting entity subsequent to emergence from Chapter 11 bankruptcy proceedings (the “Successor”) are not comparable to the consolidated financial statements for the reporting entity prior to emergence from Chapter 11 bankruptcy proceedings (the “Predecessor”). The “Company,” when used in reference to the period subsequent to emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to emergence from Chapter 11 bankruptcy proceedings, refers to the Predecessor. The financial information included in this Annual Report on Form 10-K represents our consolidated financial position as of December 31, 2011 and 2012 and our consolidated results of operations and cash flows for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012. For further information, see Note 3. “Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting” to the consolidated financial statements.

Company Overview

We design, manufacture and sell body sealing, AVS and fluid handling components, systems, subsystems and modules for use in passenger vehicles and light trucks manufactured by global OEMs. In 2012, approximately 78% of our sales consisted of original equipment sold directly to OEMs for installation on new vehicles. The remaining 22% of our sales were primarily to Tier I and Tier II suppliers and non-automotive manufacturers. Accordingly, sales of our products are directly affected by the annual vehicle production of OEMs and, in particular, the production levels of the vehicles for which we provide specific parts. Most of our products are custom designed and engineered for a specific vehicle platform. Our sales and product development personnel frequently work directly with the OEMs’ engineering departments in the design and development of our various products.

Although each OEM may emphasize different requirements as the primary criteria for judging its suppliers, we believe success as an automotive supplier generally requires outstanding performance with respect to price, quality, service, performance, design and engineering capabilities, innovation and timely delivery. Importantly, we believe our continued commitment to investment in our design and engineering capability, including enhanced computerized software design capabilities, is important to our future success, and many of our present initiatives are designed to enhance these capabilities. In addition, in order to remain competitive we must also consistently achieve and sustain cost savings. In an effort to continuously reduce our cost structure, we seek to identify and implement lean initiatives, which focus on optimizing manufacturing by eliminating waste, controlling costs and enhancing productivity. We evaluate opportunities to consolidate facilities and to relocate certain operations to lower cost countries. We believe we will continue to be successful in our efforts to improve our design and engineering capability and manufacturing processes while achieving cost savings, including through our lean initiatives.

Our OEM sales are principally generated from purchase orders issued by OEMs and as a result we have no order backlog. Once selected by an OEM to supply products for a particular platform, we typically supply those products for the life of the platform, which is normally three to five years; although there is no guarantee that this will occur. In addition, when we are the incumbent supplier to a given platform, we believe we have a competitive advantage in winning the redesign or replacement platform.

In the year ended December 31, 2012, approximately 52% of our sales were generated in North America and approximately 48% of our sales were generated outside of North America. Because of our significant international operations, we are subject to the risks associated with doing business in other countries. Historically, our operations in Canada and Western Europe have not presented materially different risks or problems from those we have encountered in the United States, although the cost and complexity of streamlining operations in certain European countries is greater than would be the case in the United States. This is due primarily to labor laws in those countries that can make reducing employment levels more time-consuming and expensive than in the United States. We believe the risks of conducting business in less developed markets, including Brazil, Mexico, Poland, Czech Republic, China, Korea and India are sometimes greater than in the U.S., Canadian and Western European markets. This is due to the potential for currency volatility, high interest and inflation rates, and the general political and economic instability that are associated with some of these markets.

Business Environment and Outlook

Our business is directly affected by the automotive build rates in North America and Europe. It is also becoming increasingly impacted by build rates in Brazil and Asia Pacific. New vehicle demand is driven by macro-economic and other factors, such as interest rates, manufacturer and dealer sales incentives, fuel prices, consumer confidence, employment levels, income growth trends and government and tax incentives.

Details on light vehicle production in certain regions for 2011 and 2012 are provided in the following table:

(In millions of units)	2011(1,2)	2012(1)	% Change
North America	13.1	15.3	17%
Europe	20.2	19.0	(6)%
South America	4.3	4.3	—
Asia Pacific	37.0	40.9	11%

(1)	Production data based on IHS Automotive, December 2012.
(2)	Production data for 2011 has been updated to reflect actual production levels.

The expected annualized vehicle production volumes for 2013 are provided in the following table:

(In millions of units)	2013(1)
North America	15.6
Europe	18.7
South America	4.5
Asia Pacific	42.1

(1)	Production data based on IHS Automotive, December 2012.

Competition in the automotive supplier industry is intense and has increased in recent years as OEMs have demonstrated a preference for stronger relationships with fewer suppliers. There are typically three or more significant competitors and numerous smaller competitors for most of the products we produce. Globalization and the importance to service customers around the world will continue to shape the success of suppliers going forward.

OEMs have shifted some research and development, design and testing responsibility to suppliers, while at the same time shortening new product cycle times. To remain competitive, suppliers must have state-of-the-art engineering and design capabilities and must be able to continuously improve their engineering, design and manufacturing processes to effectively service the customer. Suppliers are increasingly expected to collaborate on, or assume the product design and development of, key automotive components and to provide innovative solutions to meet evolving technologies aimed at improved emissions and fuel economy.

Pricing pressure has continued as competition for market share has reduced the overall profitability of the industry and resulted in continued pressure on suppliers for price concessions. Consolidations and market share shifts among vehicle manufacturers continues to put additional pressures on the supply chain. These pricing and market pressures, along with the reduced production volumes, will continue to drive our focus on reducing our overall cost structure through lean initiatives, capital redeployment, restructuring and other cost management processes.

In March 2012, an explosion at a supplier’s chemical plant in Germany shut down the facility and interrupted production. The facility not only made one-third of the global output of PA-12 resin used in automotive fuel and brake components and other general industry products, but also made one-half of the world’s CDT which is a key ingredient in the production of PA-12 resin. We do use PA-12 resin in our products and immediately put a global team in place following the shutdown of the chemical plant to find solutions to ensure uninterrupted supply of product to our customers. The team was able to fast track alternative materials, gain necessary approvals and bring these alternatives to market. We were able to meet all of our customers’ needs during the shutdown of this resin facility.

The facility reopened in December 2012 and will ramp-up to full production in the first quarter of 2013. The facility also added additional capacity and the flow of resin to customers and is expected to be at full capacity throughout the supply base by the end of the third quarter of 2013. To alleviate dependence on any one supplier for this commodity, Cooper Standard has developed alternative approved materials and sourced other PA-12 resin suppliers.

Our business has also been impacted by our acquisition of USi and the joint venture agreement with FMEA. Our sales have increased as a result of these two acquisitions, but we continue to incur additional costs as we integrate and restructure these businesses. In evaluating these businesses, management considers EBITDA and Adjusted EBITDA as key indicators of operating performance. For further information, see “Non-GAAP Financial Measures.” The following table shows combined gross profit for the acquisitions and reconciles EBITDA and Adjusted EBITDA for the acquisitions to their net income, which is the most directly comparable financial measure in accordance with U.S. GAAP:

Year Ended December 31, 2012
(dollars in millions)
Sales	$197.6
Cost of products sold	178.8

Gross profit	$18.8

Net income	$4.2
Benefit for income tax expense	(3.3)
Interest expense	0.4
Depreciation and amortization	8.6

EBITDA	$9.9
Noncontrolling interest restructuring	(3.0)
Noncontrolling interest deferred tax valuation reversal	2.0

Adjusted EBITDA	$8.9

Results of Operations

As a result of our emergence from Chapter 11 bankruptcy proceedings on May 27, 2010, and the adoption of fresh-start accounting on May 31, 2010, in accordance with ASC 852, “Reorganizations,” Cooper-Standard Holdings Inc. is considered a new entity for financial reporting purposes. Accordingly, our financial statements for the year ended December 31, 2010 separately present the 2010 Predecessor Period and the 2010 Successor Period. Although the 2010 Predecessor Period and the 2010 Successor Period are distinct reporting periods, the effects of emergence and fresh-start accounting did not have a material impact on the comparability of our results of operations between the periods, except as discussed below.

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
	(dollar amounts in thousands)
Sales	$1,009,128	$1,405,019	$2,853,509	$2,880,902
Cost of products sold	832,201	1,172,350	2,402,920	2,442,014

Gross profit	176,927	232,669	450,589	438,888
Selling, administration & engineering expenses	92,166	159,573	257,559	281,268
Amortization of intangibles	319	8,982	15,601	15,456
Impairment charges	—	—	—	10,069
Restructuring	5,893	488	52,206	28,763

Operating profit	78,549	63,626	125,223	103,332
Interest expense, net of interest income	(44,505)	(25,017)	(40,559)	(44,762)
Equity earnings	3,613	3,397	5,425	8,778
Reorganization items and fresh-start accounting adjustments, net	303,453	—	—	—
Other income (expense), net	(21,156)	4,214	7,174	(63)

Income before income taxes	319,954	46,220	97,263	67,285
Provision (benefit) for income tax expense	39,940	5,095	20,765	(31,531)

Consolidated net income	280,014	41,125	76,498	98,816
Net (income) loss attributable to noncontrolling interests	(322)	(549)	26,346	3,988

Net income attributable to Cooper-Standard Holdings Inc.	$279,692	$40,576	$102,844	$102,804

Year ended December 31, 2012 Compared to Year ended December 31, 2011.

Sales. Sales were $2,880.9 million for the year ended December 31, 2012, compared to $2,853.5 million for the year ended December 31, 2011, an increase of $27.4 million, or 1%. Sales were favorably impacted by an increase in volumes in North America and South America as well as the USi acquisition and the joint venture with FMEA which were completed March, 2011 and May, 2011, respectively. These favorable items were partially offset by unfavorable foreign exchange of $129.4 million and decreased volumes in the Europe segment.

Cost of Products Sold. Cost of products sold is primarily comprised of material, labor, manufacturing overhead, depreciation and amortization and other direct operating expenses. Cost of products sold was $2,442 million for the year ended December 31, 2012, compared to $2,402.9 million for the year ended December 31, 2011, an increase of $39.1 million or 1.6%. Raw materials comprise the largest component of our cost of products sold and represented 51% of total cost of products sold for the years ended December 31, 2012 and 2011. The period was impacted by higher material costs, increases in other fixed and variable costs as a result of improved North American production volumes, and higher labor costs due to the additional hires to support the increased volumes. In addition, the period was impacted by the USi acquisition and the joint venture with FMEA, which were completed March, 2011 and May, 2011, respectively. These items were partially offset by lean savings and favorable foreign exchange.

Gross Profit. Gross profit for the year ended December 31, 2012 was $438.9 million compared to $450.6 million for the year ended December 31, 2011. As a percentage of sales, gross profit was 15.2% and 15.8% of sales for the years ended December 31, 2012 and 2011, respectively. The decrease was driven primarily by higher material costs, increases in other expenses associated with launch and expansion activities and unfavorable foreign exchange. In addition, the gross profit margins associated with our 2011 acquisitions are lagging behind our base business. These items were partially offset by the favorable impact of increased volumes in North America and lean savings.

Selling, Administration and Engineering. Selling, administration and engineering expense for the year ended December 31, 2012 was $281.3 million or 9.8% of sales compared to $257.6 million or 9% of sales for the year ended December 31, 2011. Selling, administration and engineering expense for the year ended December 31, 2012 was impacted by increased staffing and compensation expenses as we increase our research and development and engineering resources to support our growth initiatives around the world. In addition, the year ended December 31, 2012 was impacted by the USi acquisition and the joint venture with FMEA, which were completed March, 2011 and May, 2011, respectively.

Impairment Charges. Due to changes in the forecast for our South American reporting unit resulting from launch activities and operational inefficiencies incurred in 2012 and that are expected to continue into the near future as additional time will be needed to improve operational performance, a goodwill impairment charge of $2.8 million was recorded during the fourth quarter of 2012. Due to recent and a projected decline in vehicle production volumes and increased costs the undiscounted cash flows at one of our European facilities did not exceed its book value resulting in an asset impairment charge of $7.3 million being recorded in the fourth quarter of 2012.

Restructuring. Restructuring charges of $28.8 million for the year ended December 31, 2012 consisted primarily of costs associated with European initiatives announced during 2012 and additional costs associated with the reorganization of our French body sealing operations in relation to the joint venture with FMEA. Restructuring charges of $52.2 million for the year ended December 31, 2011 consisted primarily of costs associated with the reorganization of our French body sealing operations in relation to the joint venture with FMEA, the closure of a facility in North America and the establishment of a centralized shared services function in Europe.

Interest Expense, net. Net interest expense of $44.8 million for the year ended December 31, 2012 resulted primarily from interest and debt issuance amortization recorded on the Senior Notes. Net interest expense of $40.6 million for the year ended December 31, 2011 consisted primarily of interest and debt issuance amortization recorded on the Senior Notes, partially offset by interest income of $4.9 million.

Other Income (Expense), net. Other expense for the year ended December 31, 2012 was $0.1 million, which consisted of $6.8 million of foreign currency losses and $1.0 million of loss on sale of receivables, partially offset by $4.4 million of gains related to forward contracts and $3.3 million of other miscellaneous income. Other income for the for the year ended December 31, 2011 was $7.2 million, which consisted of a gain on the partial sale of ownership in our NISCO joint venture of $11.4 million and foreign currency gains of $2.8 million, partially offset by unrealized losses related to forward contracts of $5.3 million and loss on factoring of receivables and miscellaneous expense of $1.7 million.

Provision for Income Tax Expense (Benefit): Income taxes for the twelve months ended December 31, 2012 included a benefit of ($31.5) million on earnings before taxes of $67.3 million. This compares to an expense of $20.8 million and $97.3 million on earnings before taxes for the twelve months ended December 31, 2011. Tax expense in 2012 differs from the statutory rate due to the benefit resulting from the reversal of the valuation allowance on net deferred tax assets in the U.S., income in jurisdictions with valuation allowances offset by incremental valuation allowance recorded on tax losses and credits generated in certain foreign jurisdictions; the distribution of income between the U.S. and foreign sources; tax credits and incentives; and other non-recurring discrete items.

Year ended December 31, 2011, Seven Months Ended December 31, 2010 and Five Months Ended May 31, 2010.

Sales. Sales for the year ended December 31, 2011 were $2,853.5 million. Sales were favorably impacted by an increase in volumes in most regions and favorable foreign exchange of $70.9 million. In addition, the USi acquisition and the joint venture with FMEA provided $157.9 million of sales. Sales for the seven months ended December 31, 2010 were $1,405 million. Sales were favorably impacted by a significant increase in volume, partially offset by unfavorable foreign exchange of $29.3 million. Sales were $1,009.1 million for the five months ended May 31, 2010. Sales were favorably impacted by a significant increase in volume and favorable foreign exchange of $52.5 million.

Cost of Products Sold. Cost of products sold is primarily comprised of material, labor, manufacturing overhead, depreciation and amortization and other direct operating expenses. Cost of products sold was $2,402.9 million for the year ended December 31, 2011 and raw materials represented 51% of total cost of products sold. The period was impacted by higher material costs and other variable costs as a result of increases in production volumes, increases in commodity costs and higher labor costs due to the additional hires to support the increase in volumes. In addition, the period was impacted by the USi acquisition, the joint venture with FMEA and depreciation and amortization expense of $99.1 million. Cost of products sold was $1,172.4 million for the seven month Successor period ended December 31, 2010 and $832.2 million for the five month Predecessor period ended May 31, 2010. Raw materials comprise the largest component of our cost of products sold and represented approximately 49% of total cost of products sold for both the Successor and Predecessor periods in 2010. Cost of products sold for the seven months ended December 31, 2010 was impacted by higher material costs and other variable costs as a result of increases in production volumes, increases in commodity costs and higher labor costs due to the additional hires to support the significant increase in volumes in most regions as well as the restoration of certain employee pay and benefits. In addition, the period was impacted by depreciation and amortization expense of $52.2 million and by an inventory cost adjustment resulting from fresh-start accounting of $8.1 million. Cost of products sold for the five months ended May 31, 2010 was impacted by higher material costs and other variable costs as a result of increases in volumes, increases in commodity costs and higher labor costs due to the additional hires to support the significant increase in volumes in most regions as well as the restoration of certain employee pay and benefits. Additionally, the period was impacted by depreciation and amortization expense of $32.1 million.

Gross Profit. Gross profit for the year ended December 31, 2011 was $450.6 million or 15.8% of sales. Gross profit and gross profit margin for the period were favorably impacted by an increase in volumes in most regions and the favorable impact of our lean savings. These positive items were partially offset by higher raw material costs and costs associated with the FMEA joint venture and the USi acquisition as we continue to integrate and restructure these businesses. Gross profit for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $232.7 million and $176.9 million, respectively. Gross profit as a percentage of sales was 16.6% for the seven months ended December 31, 2010 and 17.5% for the five months ended May 31, 2010. Gross profit and gross profit margin for these two periods were favorably impacted by a significant increase in volumes in most regions and our lean savings, partially offset by the restoration of certain employee pay and benefits and slightly higher raw material costs. The seven months ended December 31, 2010 was also impacted by the liquidation of the fair value adjustment to inventory of $8.1 million, which was recognized in cost of sales as the inventory was sold.

Selling, Administration and Engineering. Selling, administration and engineering expense for the year ended December 31, 2011 was $257.6 million or 9% of sales and was favorably impacted by certain lower compensation expenses. Selling, administration and engineering expense for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $159.6 million and $92.2 million or 11.4% and 9.1% of sales, respectively. Both periods were primarily impacted by the restoration of certain employee pay and benefits.

Restructuring. Restructuring charges were $52.2 million for the year ended December 31, 2011, primarily related to the reorganization of our French body sealing operations in relation to the joint venture with FMEA, the closure of a facility in North America, the establishment of a centralized shared services function in Europe and the transfer of certain sealing business from one of our German facilities to other sealing operations in Europe. Restructuring charges were $0.5 million for the seven months ended December 31, 2010, which were favorably impacted by a curtailment gain relating to pension benefits of $3.4 million. Restructuring expense for the five months ended May 31, 2010 were $5.9 million, primarily representing the continuation of previously announced actions.

Interest Expense, net. Net interest expense of $40.6 million for the year ended December 31, 2011 resulted primarily from interest and debt issue amortization recorded on the Senior Notes, partially offset by interest income of $4.9 million. Net interest expense for the seven months ended December 31, 2010 consisted primarily of interest on our Senior Notes. The net interest expense for the five months ended May 31, 2010 included $28 million of interest on certain prepetition debt obligations from the period August 3, 2009 through May 27, 2010 and interest on the DIP facility. The interest on the prepetition debt obligation was recorded when our Plan of Reorganization was approved by the claimholders.

Reorganization Items and Fresh-Start Accounting Adjustments, net. In the five months ended May 31, 2010, we recognized a gain of $163.6 million for reorganization items as a result of the bankruptcy proceedings. This gain reflects the cancellation of certain prepetition obligations, partially offset by the recognition of professional fees incurred as a direct result of the bankruptcy proceedings. In addition, we recognized a gain of $139.9 million related to the valuation of our net assets upon emergence from Chapter 11 bankruptcy proceedings pursuant to the provisions of fresh-start accounting.

Other Income (Expense), net. Other income for the for the year ended December 31, 2011 was $7.2 million, which primarily relates to a gain on the partial sale of ownership in our NISCO joint venture of $11.4 million and foreign currency gains of $2.8 million, partially offset by unrealized losses related to forward contracts of $5.3 million and loss on factoring of receivables and miscellaneous expense of $1.7 million. Other income for the seven months ended December 31, 2010 was $4.2 million, which consisted of $3.4 million of foreign currency gains and $1.5 million other income, partially offset by $0.7 million of losses on factoring of receivables. Other expense of $21.2 million for the five months ended May 31, 2010, consisted primarily of foreign currency losses.

Provision for Income Tax Expense (Benefit). For the year ended December 31, 2011, we recorded an income tax provision of $20.8 million on earnings before income taxes of $97.3 million. This compares to an income tax provision of $5.1 million on earnings before income taxes of $46.2 million for the seven months ended December 31, 2010 and an income tax provision of $39.9 million on earnings before income taxes of $319.9 million for the five months ended May 31, 2010. Income tax expense for the twelve months ended December 31, 2011 differs from the statutory rate primarily as a result of income in jurisdictions with valuation allowances offset by incremental valuation allowance recorded on tax losses and credits generated in certain foreign jurisdictions; the distribution of income between the U.S. and foreign sources; tax credits and incentives; and other non-recurring discrete items.

Segment Results of Operations

Effective April 1, 2013, the Company changed its basis of presentation from two to four segments. For more information on this realignment, see Note 20. “Business Segments.” The following table presents sales and segment profit (loss) for each of the reportable segments for the five months ended May 31, 2010, the seven months ended December 31, 2010 and the years ended December 31, 2011 and 2012:

	Predecessor	Successor
	Five Months Ended May 31, 2010	Seven Months Ended December 31, 2010	Year Ended December 31,
			2011	2012
	(dollar amounts in thousands)
Sales to external customers
North America	$508,738	$739,419	$1,417,281	$1,503,736
Europe	363,167	464,408	1,078,165	1,016,576
South America	56,957	82,137	139,518	147,408
Asia Pacific	80,266	119,055	218,545	213,182

Consolidated	$1,009,128	$1,405,019	$2,853,509	$2,880,902

Segment profit (loss)
North America	$233,526	$58,004	$158,178	$136,456
Europe	33,599	(15,775)	(70,062)	(56,626)
South America	42,637	3,022	5,676	(18,859)
Asia Pacific	10,192	969	3,471	6,314

Income (loss) before income taxes	$319,954	$46,220	$97,263	$67,285

Year ended December 31, 2012 Compared to the Year Ended December 31, 2011.

North America. Sales for the year ended December 31, 2012 increased $86.5 million or 6.1%, compared to the year ended December 31, 2011, primarily due to an increase in sales volume, offset by unfavorable foreign exchange of $12.5 million. Segment profit for the year ended December 31, 2012 decreased $21.7 million, primarily due to higher raw material costs, increased staffing and a gain of $11.4 million recognized in 2011 for the partial sale of ownership in our NISCO joint venture, partially offset by the favorable impact of lean savings and increased sales volume.

Europe. Sales for the year ended December 31, 2012 decreased $61.6 million, or 5.7%, compared to the year ended December 31, 2011, primarily due to unfavorable foreign exchange of $86.1 million and decreased production volumes partially offset by sales from our joint venture with FMEA. Segment loss decreased by $13.4 million, primarily due to restructuring costs that were recorded in 2011 for the joint venture agreement with FMEA and the favorable impact of lean savings partially offset by impairment charges of fixed assets of $7.3 million, higher raw material costs, unfavorable foreign exchange and decreased volumes.

South America. Sales for the year ended December 31, 2012 increased $7.9 million, or 5.7%, compared to the year ended December 31, 2011, primarily due to increased production volumes, partially offset by unfavorable foreign exchange of $22 million. Segment profit decreased by $24.5 million, primarily due to new plant start-up costs, impairment charges of goodwill of $2.8 million, higher raw material costs and unfavorable foreign exchange, partially offset by the favorable impact of increased sales volume and lean savings.

Asia Pacific. Sales for the year ended December 31, 2012 decreased $5.4 million, or 2.5%, compared to the year ended December 31, 2011, primarily due to unfavorable foreign exchange of $8.7 million. Segment profit increased by $2.8 million, primarily due to the favorable impact of lean savings, partially offset by higher material costs.

Year ended December 31, 2011, Seven Months Ended December 31, 2010 and Five Months Ended May 31, 2010.

North America. Sales for the year ended December 31, 2011 were $1,417.3 million. Sales were favorably impacted by an increase in sales volume and favorable foreign exchange of $13 million. Segment profit for the year ended December 31, 2011 was $158.2 million, which was favorably impacted by the increase in volumes and the favorable impact of our lean savings, partially offset by higher raw material costs and increased staffing.

Sales for the seven months ended December 31, 2010 were $739.4 million. Sales were favorably impacted by a significant increase in volume and favorable foreign exchange of $10 million. Sales for the five months ended May 31, 2010 were $508.7 million. Sales were favorably impacted by a significant increase in volume and favorable foreign exchange of $19.3 million. Segment profit for the seven months ended December 31, 2010 was $58 million, which was favorably impacted by the improved volumes and our lean savings, partially offset by the restoration of certain employee pay and benefits and slightly higher raw material costs. Segment profit for the five months ended May 31, 2010 was $233.5 million. As a result of the reorganization and fresh-start accounting adjustments, a gain of $208.6 million was recognized in the North America segment. Segment profit also increased due to improved volumes and the favorable impact of our lean savings, partially offset by the restoration of certain employee pay and benefits, slightly higher raw material costs and recognition of interest on certain prepetition debt obligations for the period of August 3, 2009 through May 27, 2010, which was recorded when our Plan of Reorganization was approved by the claimholders.

Europe. Sales for the year ended December 31, 2011 were $1,078.2 million. Sales were favorably impacted primarily by an increase in volume, the joint venture agreement with FMEA and foreign exchange of $43.2 million. Segment loss for the year ended December 31, 2011 was $70.1 million, which was negatively impacted by the restructuring and integration costs associated with the joint venture agreement with FMEA, increased staffing, higher raw material costs and higher depreciation and amortization resulting from the adoption of fresh-start accounting in the Successor period, partially offset by improved volumes and our lean savings.

Sales for the seven months ended December 31, 2010 were $464.4 million. Sales were favorably impacted by a significant increase in volume, partially offset by unfavorable foreign exchange of $47.4 million. Sales for the five months ended May 31, 2010 were $363.2 million. Sales were favorably impacted by a significant increase in volume and favorable foreign exchange of $15.4 million. Segment loss for the seven months ended December 31, 2010 was $15.8 million, which was negatively impacted by higher raw material costs, restoration of certain employee pay and benefits and unfavorable foreign exchange partially offset by the improved volumes and our lean savings. Segment profit for the five months ended May 31, 2010 was $33.6 million. As a result of the reorganization and fresh-start accounting adjustments, a gain of $42.7 million was recognized. Segment profit was unfavorably impacted by the restoration of certain employee pay and benefits and slightly higher raw material costs, partially offset by improved volumes and lean savings.

South America. Sales for the year ended December 31, 2011 were $139.5 million. Sales were favorably impacted by foreign exchange of $7.7 million and unfavorably by a decrease in volume. Segment profit for the year ended December 31, 2011 was $5.7 million, which was negatively impacted by higher raw material costs and decreased volumes, partially offset by our lean savings.

Sales for the seven months ended December 31, 2010 were $82.1 million. Sales were favorably impacted by favorable foreign exchange of $2.1 million, partially offset by a decrease in volume. Sales for the five months ended May 31, 2010 were $57 million. Sales were favorably impacted by an increase in volume and favorable foreign exchange of $11.1 million. Segment profit for the seven months ended December 31, 2010 was $3 million, which was negatively impacted by higher raw material costs and lower volumes partially offset by our lean savings. Segment profit for the five months ended May 31, 2010 was $42.6 million. As a result of the reorganization and fresh-start accounting adjustments, a gain of $41.4 million was recognized. In addition, segment profit was favorably impacted by improved volumes, lean savings and foreign exchange, partially offset by slightly higher raw material costs.

Asia Pacific. Sales for the year ended December 31, 2011 were $218.5 million. Sales were favorably impacted by an increase in volume, and foreign exchange of $7.0 million. Segment profit for the year ended December 31, 2011 was $3.5 million, which was negatively impacted by higher raw material costs, partially offset by improved volumes and our lean savings.

Sales for the seven months ended December 31, 2010 were $119.1 million. Sales were favorably impacted by a significant increase in volume and foreign exchange of $6.1 million. Sales for the five months ended May 31, 2010 were $80.3 million. Sales were favorably impacted by a significant increase in volume and favorable foreign exchange of $5.3 million. Segment profit for the seven months ended December 31, 2010 was $1 million, which was favorably impacted by improved volumes and negatively impacted by higher raw material costs. Segment profit for the five months ended May 31, 2010 was $10.2 million. As a result of the reorganization and fresh-start accounting adjustments, a gain of $10.8 million was recognized. In addition, segment profit was favorably impacted by improved volumes and unfavorably by higher raw material costs.

Off-Balance Sheet Arrangements

As a part of our working capital management, we sell certain receivables through third party financial institutions without recourse. The amount sold varies each month based on the amount of underlying receivables and cash flow needs. At December 31, 2011 and 2012, we had $90.8 million and $73.7 million, respectively, of receivables outstanding under receivable transfer agreements entered into by various locations. For the years ended December 31, 2011 and 2012, total accounts receivables factored were $257.5 million, and $332 million, respectively. Costs incurred on the sale of receivables were $2 million and $2.2 million for the years ended December 31, 2011 and 2012, respectively. These amounts are recorded in other income (expense), net and interest expense, net of interest income in the consolidated statements of net income. These are permitted transactions under our credit agreement governing our Senior ABL Facility.

As of December 31, 2012, we had no other material off-balance sheet arrangements.

Liquidity and Capital Resources

Short and Long-Term Liquidity Considerations and Risks

We intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations, cash on hand and borrowings under our Senior ABL Facility in addition to certain receivable factoring. We anticipate that funds generated by operations, cash on hand and funds available under our Senior ABL Facility will be sufficient to meet working capital requirements for the next 12 months. For additional information, see Note 8. “Debt” to the consolidated financial statements.

Based on our current and anticipated levels of operations and the condition in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under our Senior ABL Facility will enable us to meet our working capital, capital expenditures, debt service and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants, including borrowing base limitations, under our Senior ABL Facility, depends on our future operating performance and cash flow and many factors outside of our control, including the costs of raw materials, the state of the overall automotive industry and financial and economic conditions and other factors. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Cash Flows

Operating activities. Net cash provided by operations was $84.4 million for the year ended December 31, 2012, which included $119.9 million of cash used that related to changes in operating assets and liabilities. The use of cash related to operating assets and liabilities was primarily a result of increased accounts receivables of $61.7 million due primarily to increased demand for our products. In addition, pension contributions of $33.5 million were made during the year ended December 31, 2012. Net cash provided by operations was $172.3 million for the year ended December 31, 2011, which included $30 million of cash used that related to changes in operating assets and liabilities. The use of cash related to operating assets and liabilities was primarily a result of increased accounts receivables and inventories, partially offset by increased accounts payable due to increased volumes.

Investing activities. Net cash used in investing activities was $117.6 million for the year ended December 31, 2012, which consisted primarily of $131.1 million of capital spending, offset by proceeds of $14.6 million for the sale of fixed assets. Net cash used in investing activities was $73.8 million for the year ended December 31, 2011, which consisted primarily of $108.3 million of capital spending and $10.5 million for an investment in affiliate, partially offset by $28.4 million of cash acquired as part of the joint venture with FMEA, net of the acquisitions of USi Inc. and Sigit S.p.A, and proceeds of $16 million from the partial sale of a joint venture. We anticipate that we will spend approximately $160 million on capital expenditures in 2013.

Financing activities. Net cash used in financing activities totaled $58.1 million for the year ended December 31, 2012, which consisted primarily of repurchase of preferred stock of $6.8 million, repurchase of common stock of $36.9 million, a decrease in short-term debt and payments on long-term debt aggregating $5.5 million, and payment of cash dividends of $6.8 million. Net cash used in financing activities totaled $24.6 million for the year ended December 31, 2011, which consisted primarily of a decrease in short-term debt and payments on long-term debt aggregating $9.9 million, payment of cash dividends of $7.1 million and repurchase of preferred stock and other of $7.6 million.

Financing Arrangements

As part of our Plan of Reorganization, we issued $450 million of our Senior Notes and entered into our $125 million Senior ABL Facility. Proceeds from our Senior Notes offering, together with proceeds of the rights offering and cash on hand, were used to pay claims under the prepetition credit agreement, our DIP credit agreement and the portion of the prepetition senior notes payable in cash, in full, together with related fees and expenses. We intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations and borrowings under our Senior ABL Facility. We anticipate that funds generated by operations and funds available under our Senior ABL Facility will be sufficient to meet working capital requirements for the next 12 months. Our Senior Notes and Senior ABL Facility are described below. For additional information, see Note 8. “Debt” to the consolidated financial statements.

Senior ABL Facility

On the date of our emergence from bankruptcy, Cooper-Standard Holdings Inc. (“Parent”), CSA U.S. (the “Issuer” or the “U.S. Borrower”), CSA Canada (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), and certain subsidiaries of the U.S. Borrower entered into the Senior ABL Facility, with certain lenders, Bank of America, N.A., as agent (the “Agent”) for such lenders, Deutsche Bank Trust Company Americas, as syndication agent, and Banc of America Securities LLC, Deutsche Bank Securities Inc., UBS Securities LLC and Barclays Capital, as joint lead arrangers and bookrunners. A summary of our Senior ABL Facility is set forth below. This description is qualified in its entirety by reference to the credit agreement governing our Senior ABL Facility.

General. Our Senior ABL Facility provides for an aggregate revolving loan availability of up to $125 million, subject to borrowing base availability, including a $45 million letter of credit sub-facility and a $20 million swing line sub-facility. Our Senior ABL Facility also provides for an uncommitted $25 million incremental loan facility, for a potential total Senior ABL Facility of $150 million (if requested by the Borrowers and any existing lenders or new lenders agree to fund such increase, consent of a non-participating lender or lenders is not required). On December 31, 2012, subject to borrowing base availability, the Company had $125 million in availability less outstanding letters of credit of $27 million.

Maturity. Any borrowings under our Senior ABL Facility will mature, and the commitments of the lenders under our Senior ABL Facility will terminate, on May 27, 2014.

Borrowing base. Loan (and letter of credit) availability under our Senior ABL Facility is subject to a borrowing base, which at any time is limited to the lesser of: (A) the maximum facility amount (subject to certain adjustments) and (B) (i) up to 85% of eligible accounts receivable; plus (ii) up to the lesser of 70% of eligible inventory or 85% of the appraised net orderly liquidation value of eligible inventory; minus reserves established by the Agent. The accounts receivable portion of the borrowing base is subject to certain formulaic limitations (including concentration limits). The inventory portion of the borrowing base is limited to eligible inventory, as determined by an independent appraisal. The borrowing base is also subject to certain reserves, which are established by the Agent (which may include changes to the advance rates indicated above). Loan availability under our Senior ABL Facility is apportioned as follows: $100 million to the U.S. Borrower and $25 million to the Canadian Borrower.

Guarantees; security. The obligations of the U.S. Borrower under our Senior ABL Facility and cash management arrangements and interest rate, foreign currency or commodity swaps entered into by us, in each case with the lenders and their affiliates, or, collectively, additional ABL secured obligations, are guaranteed on a senior secured basis by Parent and all of Parent’s wholly-owned U.S. subsidiaries (other than CS Automotive LLC), and the obligations of the Canadian Borrower under our Senior ABL Facility and additional ABL secured obligations of the Canadian Borrower and its Canadian subsidiaries are guaranteed on a senior secured basis by Parent, all of the Canadian subsidiaries of the Canadian Borrower and all of Parent’s wholly-owned U.S. subsidiaries. The U.S. Borrower guarantees the additional ABL secured obligations of its subsidiaries and the Canadian Borrower guarantees the additional ABL secured obligations of its Canadian subsidiaries. The obligations under our Senior ABL Facility and related guarantees are secured by a first priority lien on all of each Borrower’s and each guarantor’s existing and future personal property consisting of accounts receivable, payment intangibles, inventory, documents, instruments, chattel paper and investment property, certain money, deposit accounts, securities accounts, letters of credit, commercial tort claims and certain related assets and proceeds of the foregoing.

Interest. Borrowings under our Senior ABL Facility bear interest at a rate equal to, at the Borrowers’ option:

•	in the case of borrowings by the U.S. Borrower, LIBOR or the base rate plus, in each case, an applicable margin; or

•	in the case of borrowings by the Canadian Borrower, bankers’ acceptance (“BA”) rate, Canadian prime rate or Canadian base rate plus, in each case, an applicable margin.

The applicable margin may vary between 3.25% and 3.75% with respect to the LIBOR or BA-based borrowings and between 2.25% and 2.75% with respect to base rate, Canadian prime rate and Canadian base rate borrowings. The applicable margin is subject, in each case, to quarterly pricing adjustments based on usage over the immediately preceding quarter.

Covenants; Events of Default. Our Senior ABL Facility includes affirmative and negative covenants that will impose substantial restrictions on our financial and business operations, including our ability to incur and secure debt, make investments, sell assets, pay dividends or make acquisitions. Our Senior ABL Facility also includes a requirement to maintain a monthly fixed charge coverage ratio of no less than 1.1 to 1.0 when availability under our Senior ABL Facility is less than specified levels. Our Senior ABL Facility also contains various events of default that are customary for comparable facilities.

Our current revenue forecast for 2013 is determined from specific platform volume projections consistent with a North American and European light vehicle production estimate of 15.6 million units and 18.7 million units, respectively. Adverse changes to the vehicle production levels could have a negative impact on our future sales, liquidity, results of operations and ability to comply with our debt covenants under our Senior ABL Facility or any future financing arrangements we enter into. We took significant actions during the second half of 2008 and first quarter of 2009 to reduce our cost base and improve profitability. While we believe the vehicle production and other assumptions within our forecast are reasonable, we have also considered the possibility of even weaker demand. In addition to the potential impact of changes on our sales, our current operating performance and future compliance with the covenants under our Senior ABL Facility or any future financing arrangements we enter into are dependent upon a number of other external and internal factors, such as changes in raw material costs, changes in foreign currency rates, our ability to execute our cost savings initiatives, our ability to implement and achieve the savings expected by the changes in our operating structure and other factors beyond our control.

8 1/2% Senior Notes due 2018

On May 11, 2010, CSA Escrow Corporation (the “escrow issuer”), an indirect wholly-owned non-Debtor subsidiary of the Issuer closed an offering of $450 million aggregate principal amount of its Senior Notes. The Senior Notes were issued in a private placement exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). A summary description of the Senior Notes is set forth below. This description is qualified in its entirety by reference to the Senior Notes indenture.

General. The Senior Notes were issued pursuant to an indenture dated May 11, 2010 by and between the escrow issuer and the trustee thereunder. On the effective date of our Plan of Reorganization, the escrow issuer was merged with and into the Issuer, with the Issuer as the surviving entity, and upon the consummation of the merger, the Issuer assumed the obligations under the Senior Notes and the Senior Notes indenture and the guarantees by the guarantors described below became effective.

Guarantees. The Senior Notes are unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Parent and all of the Issuer’s wholly-owned domestic restricted subsidiaries (collectively, the “guarantors” and, together with the Issuer, the “obligors”). If the Issuer or any of its domestic restricted subsidiaries acquires or creates another wholly-owned domestic restricted subsidiary that guarantees certain debt of the Issuer or a guarantor, such newly acquired or created subsidiary is also required to guarantee the Senior Notes.

Ranking. The Senior Notes and each guarantee constitute senior debt of the Issuer and each guarantor, respectively. The Senior Notes and each guarantee (1) rank equally in right of payment with all of the applicable obligor’s existing and future senior debt, (2) rank senior in right of payment to all of the applicable obligor’s existing and future subordinated debt, (3) are effectively subordinated in right of payment to all of the applicable obligor’s existing and future secured indebtedness and secured obligations to the extent of the value of the collateral securing such indebtedness and obligations and (4) are structurally subordinated to all existing and future indebtedness and other liabilities of the Issuer’s non-guarantor subsidiaries (other than indebtedness and liabilities owed to the Issuer or one of the guarantors).

Optional redemption. The Issuer has the right to redeem the Senior Notes at the redemption prices set forth below:

•

on and after May 1, 2014, all or a portion of the Senior Notes may be redeemed at a redemption price of 104.250% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2014, 102.125% of the principal amount thereof if redeemed during the twelve-month period beginning on May 1, 2015, and 100% of the principal amount thereof if redeemed on or after May 1, 2016, in each case plus any accrued and unpaid interest to the redemption date;

•

prior to May 1, 2013, up to 35% of the Senior Notes issued under the Senior Notes indenture may be redeemed with the proceeds from certain equity offerings at a redemption price of 108.50% of the principal amount thereof, plus any accrued and unpaid interest to the redemption date; and

•	prior to May 1, 2014, all or a portion of the Senior Notes may be redeemed at a price equal to 100% of the principal amount thereof plus a make-whole premium.

Change of control. If a change of control occurs with respect to Parent or the Issuer, unless the Issuer has exercised its right to redeem all of the outstanding Senior Notes, each noteholder shall have the right to require that the Issuer repurchase such noteholder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of the noteholders of record on the relevant record date to receive interest due on the relevant interest payment date.

Covenants. The Senior Notes indenture limits, among other things, the ability of the Issuer and its restricted subsidiaries, (currently, all majority owned subsidiaries) to pay dividends or make distributions, repurchase equity, prepay subordinated debt or make certain investments, incur additional debt or issue certain disqualified stock or preferred stock, sell assets, incur liens, enter into transactions with affiliates and allow to exist certain restrictions on the ability of a restricted subsidiary to pay dividends or to make other payments or loans to or transfer assets to the Issuer; in each case, subject to certain exclusions and other customary exceptions. The Senior Notes indenture also limits the ability of the Issuer, Parent and a subsidiary guarantor to merge or consolidate with another entity or sell all or substantially all of its assets. In addition, certain of these covenants will not be applicable during any period of time when the Senior Notes have an investment grade rating. The Senior Notes indenture contains customary events of default.

The Senior Notes were initially issued in a private placement which was exempt from registration under the Securities Act. Pursuant to the terms of the registration rights agreement between the issuer, the guarantors and the initial purchasers of the Senior Notes, we consummated a registered exchange offer in February 2011, pursuant to which we exchanged all $450 million principal amount of the outstanding privately placed Senior Notes, or “old notes,” for $450 million principal amount of new 8 1/2% Senior Notes due 2018, or “exchange notes.” The exchange notes were issued under the same indenture as the old notes and are identical to the old notes, except that the new notes have been registered under the Securities Act. References herein to the “Senior Notes” refer to the old notes prior to the consummation of the exchange offer and to the exchange notes thereafter.

Non-GAAP Financial Measures

In evaluating our business, management considers EBITDA and Adjusted EBITDA as key indicators of our operating performance. Our management also uses EBITDA and Adjusted EBITDA:

•	because similar measures are utilized in the calculation of the financial covenants and ratios contained in our financing arrangements;

•	in developing our internal budgets and forecasts;

•	as a significant factor in evaluating our management for compensation purposes;

•	in evaluating potential acquisitions;

•	in comparing our current operating results with corresponding historical periods and with the operational performance of other companies in our industry; and

•

in presentations to the members of our board of directors to enable our board of directors to have the same measurement basis of operating performance as is used by management in their assessments of performance and in forecasting and budgeting for our company.

In addition, we believe EBITDA and Adjusted EBITDA and similar measures are widely used by investors, securities analysts and other interested parties in evaluating our performance. We define Adjusted EBITDA as net income (loss) plus provision (benefit) for income tax expense, interest expense, net of interest income, depreciation and amortization or EBITDA, as adjusted for items that management does not consider to be reflective of our core operating performance. These adjustments include restructuring costs, impairment charges, non-cash fair value adjustments, acquisition related costs, non-cash stock based compensation and non-cash gains and losses from certain foreign currency transactions and translation.

We calculate EBITDA and Adjusted EBITDA by adjusting net income (loss) to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. EBITDA and Adjusted EBITDA are not financial measurements recognized under U.S. GAAP, and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and they should not be considered in isolation or as substitutes for analysis of our results of operations as reported under U.S. GAAP. These limitations include:

•	they do not reflect our cash expenditures or future requirements for capital expenditure or contractual commitments;

•	they do not reflect changes in, or cash requirements for, our working capital needs;

•	they do not reflect interest expense or cash requirements necessary to service interest or principal payments under our Senior Notes and Senior ABL Facility;

•	they do not reflect certain tax payments that may represent a reduction in cash available to us;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•

other companies, including companies in our industry, may calculate these measures differently and, as the number of differences in the way companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

In addition, in evaluating Adjusted EBITDA, it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA, which is the most directly comparable financial measure in accordance with U.S. GAAP:

	Year Ended December 31,
	2011	2012
	(dollars in millions)
Net income	$102.8	$102.8
Provision (benefit) for income tax expense	20.8	(31.5)
Interest expense, net of interest income	40.5	44.8
Depreciation and amortization	124.1	122.7

EBITDA	$288.2	$238.8
Restructuring (1)	52.2	28.8
Noncontrolling interest restructuring (2)	(19.9)	(3.0)
Inventory write-up (3)	0.7	—
Net gain on partial sale of joint venture (4)	(11.4)	—
Stock-based compensation (5)	10.8	9.8
Acquisition costs (6)	2.2	—
Impairment charges (7)	—	10.1
Retirement obligation (8)	—	11.5
Noncontrolling interest deferred tax valuation reversal (9)	—	2.0
Other (10)	1.3	—

Adjusted EBITDA	$324.1	$298.0

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Write-up of inventory to fair value for the USi, Inc. acquisition and the FMEA joint venture, net of noncontrolling interest.
(4)	Net gain on partial sale of ownership percentage in joint venture.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.
(6)	Costs incurred in relation to the FMEA joint venture agreement.
(7)	Impairment charges related to goodwill ($2.8 million) and fixed assets ($7.3 million).
(8)	Executive compensation for retired CEO and recruiting costs related to search for new CEO.
(9)	Noncontrolling interest deferred tax valuation reversal related to FMEA joint venture.
(10)	Costs related to corporate development activities.

Working capital

Historically, we have not generally experienced difficulties in collecting our accounts receivable, but the dynamics associated with the global economic downturn have impacted both the amount of our receivables and somewhat the stressed ability for our customers to pay within normal terms. We believe that we currently have a strong working capital position. As of December 31, 2012, we had net cash of $270.6 million.

Contractual Obligations

Our contractual cash obligations consist of legal commitments requiring us to make fixed or determinable cash payments, regardless of the contractual requirements of the vendor to provide future goods or services. Except as otherwise disclosed, this table does not include information on our recurring purchase of materials for use in production because our raw materials purchase contracts typically do not require fixed or minimum quantities.

The following table summarizes the total amounts due as of December 31, 2012 under all debt agreements, commitments and other contractual obligations.

	Payment due by period
	Total	Less than 1 year	1-3 Years	3-5 years	More than 5 Years
	(dollars in millions)
Debt obligations	$450.0	$—	$—	$—	$450.0
Interest on debt obligations	210.4	38.3	76.5	76.5	19.1
Operating lease obligations	68.4	20.0	29.1	12.4	6.9
Other obligations(1)	69.5	68.7	0.5	0.3	—

Total	$798.3	$127.0	$106.1	$89.2	$476.0

(1)	Noncancellable purchase order commitments for capital expenditures, other borrowings and capital lease obligations.

In addition to our contractual obligations and commitments set forth in the table above, we have employment arrangements with certain key executives that provide for continuity of management. These arrangements include payments of multiples of annual salary, certain incentives, and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.

We also have minimum funding requirements with respect to our pension obligations. We expect to make minimum cash contributions of approximately $10.4 million and discretionary cash contributions of approximately $12.1 million to our domestic and foreign pension plan asset portfolios in 2013. Our minimum funding requirements after 2013 will depend on several factors, including the investment performance of our retirement plans and prevailing interest rates. Our funding obligations may also be affected by changes in applicable legal requirements. We also have payments due with respect to our postretirement benefit obligations. We do not prefund our postretirement benefit obligations. Rather, payments are made as costs are incurred by covered retirees. We expect other postretirement benefit net payments to be approximately $3.2 million in 2013.

We may be required to make significant cash outlays due to our unrecognized tax benefits. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $4.9 million as of December 31, 2012 have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 11. “Income Taxes” to the consolidated financial statements.

In addition, excluded from the contractual obligation table are open purchase orders at December 31, 2012 for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements and other contracts without express funding requirements.

Raw Materials and Manufactured Components

The principal raw materials for our business include synthetic rubber, fabricated metal-based components, plastic resins and components, carbon black, process oil, carbon steel and natural rubber. We manage the procurement of our raw materials to assure supply and to obtain the most favorable total cost of ownership. Procurement arrangements include short-term and long-term supply agreements that may contain formula-based pricing based on commodity indices. These arrangements provide quantities needed to satisfy normal manufacturing demands.

We believe we have adequate sources for the supply of raw materials and components for our products with suppliers located around the world. We often use offshore suppliers for machined components, die castings and other labor-intensive, economically freighted products in our North American and European facilities.

Extreme fluctuations in material pricing have occurred in recent years adding challenges in forecasting supply costs. The inability to recover higher than anticipated material costs from our customers would impact our profitability.

Seasonal Trends

Historically, sales to automotive customers are lowest during the months prior to model changeovers and during assembly plant shutdowns. However, economic conditions and consumer demand may change the traditional seasonality of the industry and lower production may prevail without the impact of seasonality. Historically, model changeover periods have typically resulted in lower sales volumes during July, August and December. During these periods of lower sales volumes, profit performance is reduced but working capital often improves due to the continued collection of accounts receivable.

Critical Accounting Policies and Estimates

Our accounting policies are more fully described in Note 2. “Significant Accounting Policies,” to the consolidated financial statements. Application of these accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experience and on other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies, the following may involve a higher degree of judgment or estimation than other accounting policies.

Adoption of Fresh-Start Accounting. We emerged from Chapter 11 bankruptcy proceedings on May 27, 2010. As a result, we adopted fresh-start accounting as (i) the reorganization value of the Predecessor’s assets immediately prior to the confirmation of the Plan of Reorganization was less than the total of all post-petition liabilities and allowed claims and (ii) the holders of the Predecessor’s existing voting shares immediately prior to the confirmation of the Plan of Reorganization received less than 50% of the voting shares of the emerging entity. U.S. GAAP requires the adoption of fresh-start accounting as of the Plan of Reorganization’s confirmation date, or as of a later date when all material conditions precedent to the Plan of Reorganization becoming effective are resolved, which occurred on May 27, 2010. We elected to adopt fresh-start accounting as of May 31, 2010 to coincide with the timing of our normal May accounting period close. There were no transactions that occurred from May 28, 2010 through May 31, 2010, that would materially impact our consolidated financial position, results of operations or cash flows for the 2010 Successor or 2010 Predecessor periods.

Fresh-start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to our underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Our reorganization value was allocated to our assets in conformity with the procedures specified by ASC 805, “Business Combinations.” The excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill. Liabilities existing as of the effective date of the Plan of Reorganization, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

For further information on fresh-start accounting, see Note 3. “Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting” to the consolidated financial statements.

Reorganization. As a result of filing for Chapter 11 bankruptcy, we adopted ASC 852 on August 3, 2009. ASC 852 is applicable to companies in Chapter 11 and generally does not change the manner in which financial statements are prepared. However, among other disclosures, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statements of net income. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. In addition, reorganization items must be disclosed separately in the statement of cash flows. We have segregated those items as outlined above for all reporting periods subsequent to such date.

Pre-Production Costs Related to Long Term Supply Arrangements. Costs for molds, dies, and other tools owned by us to produce products under long-term supply arrangements are recorded at cost in property, plant, and equipment and amortized over the lesser of three years or the term of the related supply agreement. We expense all pre-production tooling costs related to customer-owned tools for which reimbursement is not contractually guaranteed by the customer.

Goodwill. As of December 31, 2011 and 2012, we had recorded goodwill of approximately $136.4 million and $133.7 million, respectively. Goodwill is not amortized but is tested for impairment, either annually or when events or circumstances indicate that impairment may exist. We evaluate each reporting unit’s fair value versus its carrying value annually or more frequently if events or changes in circumstances indicate that the carrying value may exceed the fair value of the reporting unit. Estimated fair values are based on the cash flows projected in the reporting units’ strategic plans and long-range planning forecasts discounted at a risk-adjusted rate of return. We assess the reasonableness of these estimated fair values using market based multiples of comparable companies. If the carrying value exceeds the fair value, an impairment loss is measured and recognized. Goodwill fair value measurements are classified within Level 3 of the fair value hierarchy, which are generally determined using unobservable inputs. We conduct our annual goodwill impairment as of October 1st of each year.

Our 2011 annual goodwill impairment analysis, completed as of the first day of the fourth quarter, resulted in no impairment. As a result of our 2010 emergence, the fair value of our Europe, South America and Asia Pacific reporting units did not substantially exceed their corresponding carrying amount.

Our 2012 annual goodwill impairment analysis, completed as of the first day of the fourth quarter, resulted in an impairment charge of $2.8 million in our South America reporting unit. This charge was due to changes in the forecast for this reporting unit, resulting from launch activities and operational inefficiencies incurred in 2012 and expected to continue into the near future as additional time will be needed to improve operational performance. The fair value of our Europe and Asia Pacific reporting units did not substantially exceed their corresponding carrying amount and if future growth assumptions are not achieved, the Company could incur a future goodwill impairment charge.

Long-Lived Assets. We monitor our long-lived assets for impairment indicators on an ongoing basis in accordance with ASC 360, “Property, Plant, and Equipment.” If impairment indicators exist, we perform the required analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Fair value is estimated based upon either discounted cash flow analyses or estimated salvage values. Cash flows are estimated using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments, as well as assumptions related to discount rates. Change in economic or operating conditions impacting these estimates and assumptions could result in the impairment of long-lived assets. During 2012, we impaired property, plant and equipment at one of our European facilities with a carrying value of $16.7 million to its fair value of $9.4 million, resulting in an impairment charge of $7.3 million. Fair value was determined using discounted cash flows, revenue growth of 2% and a discount rate of 15%.

In connection with the adoption of fresh-start accounting in 2010 an adjustment of $40.7 million was made to re-measure our property, plant, and equipment to their estimated fair value. See Note 3. “Reorganization Under Chapter 11 of the Bankruptcy Code and Fresh-Start Accounting,” to the consolidated financial statements.

Restructuring-Related Reserves. Specific accruals have been recorded in connection with restructuring initiatives, as well as the integration of acquired businesses. These accruals include estimates principally related to employee separation costs, the closure and/or consolidation of facilities, contractual obligations, and the valuation of certain assets. Actual amounts recognized could differ from the original estimates. Restructuring-related reserves are reviewed on a quarterly basis and changes to plans are appropriately recognized when identified. Changes to plans associated with the restructuring of existing businesses are generally recognized as employee separation and plant phase-out costs in the period the change occurs. For additional discussion, please refer to Note 5. “Restructuring” to the consolidated financial statements.

Revenue Recognition and Sales Commitments. We generally enter into agreements with our customers to produce products at the beginning of a vehicle’s life. Although such agreements do not generally provide for minimum quantities, once we enter into such agreements, fulfillment of our customers’ purchasing requirements can be our obligation for an extended period or the entire production life of the vehicle. These agreements generally may be terminated by our customer at any time. Historically, terminations of these agreements have been minimal. In certain limited instances, we may be committed under existing agreements to supply products to our customers at selling prices which are not sufficient to cover the direct cost to produce such products. In such situations, we recognize losses as they are incurred.

We receive blanket purchase orders from many of our customers on an annual basis. Generally, such purchase orders and related documents set forth the annual terms, including pricing, related to a particular vehicle model. Such purchase orders generally do not specify quantities. We recognize revenue based on the pricing terms included in our annual purchase orders as our products are shipped to our customers. As part of certain agreements, we are asked to provide our customers with annual cost reductions. We accrue for such amounts as a reduction of revenue as our products are shipped to our customers. In addition, we generally have ongoing adjustments to our pricing arrangements with our customers based on the related content and cost of our products. Such pricing accruals are adjusted as they are settled with our customers.

Amounts billed to customers related to shipping and handling are included in sales in our consolidated statements of net income. Shipping and handling costs are included in cost of sales in our consolidated statements of net income.

Income Taxes. In determining the provision for income taxes for financial statement purposes, we make estimates and judgments which affect our evaluation of the carrying value of our deferred tax assets as well as our calculation of certain tax liabilities. In accordance with ASC Topic 740, Accounting for Income Taxes, we evaluate the carrying value of our deferred tax assets on a quarterly basis. In completing this evaluation, we consider all available positive and negative evidence. Such evidence includes historical operating results, the existence of cumulative losses in the most recent fiscal years, expectations for future pretax operating income, the time period over which our temporary differences will reverse, and the implementation of feasible and prudent tax planning strategies. Deferred tax assets are reduced by a valuation allowance if, based on the weight of this evidence, it is more likely than not that all or a portion of the recorded deferred tax assets will not be realized in future periods.

Concluding that a valuation allowance is not required is difficult when there is significant negative evidence which is objective and verifiable, such as cumulative losses in recent years. The Company utilizes rolling twelve quarters of pre-tax book results adjusted for significant permanent book to tax differences as a measure of cumulative results in recent years. In certain foreign jurisdictions, our analysis indicates that we have cumulative three year historical losses on this basis. This is considered significant negative evidence which is difficult to overcome. However, the three year loss position is not solely determinative and, accordingly, management considers all other available positive and negative evidence in its analysis. Based upon this analysis, management concluded that it is more likely than not that the net deferred tax assets in certain foreign jurisdictions may not be realized in the future. Accordingly, the Company continues to maintain a valuation allowance related to those net deferred tax assets.

In the United States, the Company has been in a cumulative loss position in recent years. However, that position changed to a three year cumulative income position during the second quarter of 2012. This position, along with management’s analysis of all other available evidence, resulted in the conclusion that the net deferred tax asset in the United States is more likely than not to be utilized. As such, the valuation allowance previously recorded against the net deferred tax assets in the United States has been reversed.

During 2012, the Company recorded a tax benefit of $70.9 million related to reductions in our U.S. valuation allowance against net deferred tax assets. However, we continue to maintain a valuation allowance related to our net deferred tax assets in several foreign jurisdictions. As of December 31, 2012, we had valuation allowances of $97.3 million related to tax loss and credit carryforwards and other deferred tax assets in the several foreign jurisdictions. Our current and future provision for income taxes is significantly impacted by the initial recognition of and changes in valuation allowances in certain countries. We intend to maintain these allowances until it is more likely than not that the deferred tax assets will be realized. Our future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

In addition, the calculation of our tax benefits and liabilities includes uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize tax benefits and liabilities based on our estimate of whether, and the extent to which additional taxes will be due. We adjust these liabilities based on changing facts and circumstances; however, due to the complexity of some of these uncertainties and the impact of any tax audits, the ultimate resolutions may be materially different from our estimated liabilities. For further information, related to income taxes, see Note 11. “Income Taxes,” to the consolidated financial statements.

On January 2, 2013, subsequent to the fourth quarter, the American Taxpayer Relief Act of 2012 was enacted which retroactively reinstated and extended the Federal Research and Development Tax Credit, as well as the exclusion from U.S. federal taxable income of certain interest, dividends, rents, and royalty income of foreign affiliates, and the benefits of the credits with that income. As a result, the Company will include a discrete benefit in the first quarter for effect of these items.

Pensions and Postretirement Benefits Other Than Pensions. Included in our results of operations are significant pension and postretirement benefit costs, which are measured using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected returns on plan assets. These assumptions are updated at the beginning of each fiscal year. We are required to consider current market conditions, including changes in interest rates, in making these assumptions. Changes in pension and postretirement benefit costs may occur in the future due to changes in these assumptions. Our net pension and postretirement benefit costs were approximately $7.9 million and $0.5 million, respectively, for the year ended December 31, 2012.

To develop the discount rate for each plan, the expected cash flows underlying the plan’s benefit obligations were discounted using a December 31, 2012 pension index to determine a single equivalent rate. To develop our expected return on plan assets, we considered historical long-term asset return experience, the expected investment portfolio mix of plan assets and an estimate of long-term investment returns. To develop our expected portfolio mix of plan assets, we considered the duration of the plan liabilities and gave more weight to equity positions, including both public and private equity investments, than to fixed-income securities. Holding all other assumptions constant, a 1% increase or decrease in the discount rate would have decreased or increased the fiscal 2013 net periodic benefit cost expense by approximately $1.4 million or $3.0 million, respectively. Likewise, a 1% increase or decrease in the expected return on plan assets would have decreased or increased the fiscal 2013 net periodic benefit cost by approximately $3.2 million. Decreasing or increasing the discount rate by 1% would have increased or decreased the projected benefit obligations by approximately $81.8 million or $66.2 million, respectively. Aggregate pension net periodic benefit cost is forecasted to be approximately $6.1 million in 2013.

The expected annual rate of increase in health care costs is approximately 8% for 2012 (7.39% for U.S., 8% for Canada) grading down to 5% in 2018, and was held constant at 5% for years past 2018. These trend rates were assumed to reflect market trend, actual experience and future expectations. The health care cost trend rate assumption has a significant effect on the amounts reported. Only certain employees hired are eligible to participate in our subsidized postretirement plan. A 1% change in the assumed health care cost trend rate would have increased or decreased the fiscal 2013 service and interest cost components by $0.3 million or $0.2 million, respectively and the projected benefit obligations would have increased or decreased by $3.9 million or $3.2 million, respectively. Aggregate other postretirement net periodic benefit cost is forecasted to be approximately $2.4 million in 2013.

The general funding policy is to contribute amounts deductible for U.S. federal income tax purposes or amounts required by local statute.

Derivative Financial Instruments. Derivative financial instruments are utilized by us to reduce foreign currency exchange and interest rate risk. We have established policies and procedures for risk assessment including the assessment of counterparty credit risk and the approval, reporting, and monitoring of derivative financial instrument activities. On the date the derivative is established, we designate the derivative as either a fair value hedge, a cash flow hedge, or a net investment hedge in accordance with its established policy. We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments to hedge exposures to changes in foreign currency exchange and interest rates, we expose ourselves to credit risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and we do not possess credit risk. To mitigate credit risk, it is our policy to execute such instruments with creditworthy banks and not enter into derivatives for speculative purposes.

Use of Estimates. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. During 2012, there were no material changes in the methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include amounts related to accounts receivable realization, inventory obsolescence, asset impairments, useful lives of intangible and fixed assets, unsettled pricing discussions with customers and suppliers, restructuring accruals, deferred tax asset valuation allowances and income taxes, pension and other post retirement benefit plan assumptions, accruals related to litigation, warranty and environmental remediation costs and self-insurance accruals. Actual results may differ from estimates provided.

Fair Value Measurements. We measure certain assets and liabilities at fair value on a non-recurring basis using unobservable inputs (Level 3 input based on the U.S. GAAP fair value hierarchy). For further information on these fair value measurements, see “—Goodwill,” “—Long-Lived Assets,” “—Restructuring-Related Reserves,” and “—Derivative Financial Instruments” above.

Recent Accounting Pronouncements

See Note 2. “Significant Accounting Policies,” to the consolidated financial statements.